Exhibit 7.9

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D (the “Statement”) to which this exhibit is attached is filed on behalf of each of them. The undersigned also agree that any amendments to the Statement may be filed on behalf of each of them.

Date: April 18, 2014

HowStuffWorks, LLC

/s/ JB Perrette
Name: JB Perrette Title: Chief Digital Officer

Discovery Communications, Inc.

/s/ JB Perrette
Name: JB Perrette Title: President, Discovery Networks International